EXHIBIT 21.1

SUBSIDIARIES OF POWELL INDUSTRIES, INC.

Name of Subsidiary	Incorporated
Powell Industries, Inc.	Delaware
Powell Electrical Systems, Inc.	Delaware
Powell Industries International, Inc.	Delaware
Powell Industries Asia, Pte, Ltd.	Delaware
Powell International B.V.	Netherlands
Powell (UK) Limited	United Kingdom
Nextron Limited	Canada
Powell Canada B.V.	Netherlands
Powell Canada Inc.	Canada
Powell Industries International B.V.	Netherlands
Powell (Middle East) B.V.	Netherlands
Powell Electrical Equipment Trading LLC	Abu Dhabi (UAE)